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Tyson and Smithfield Terminate Sale of Pork Group

SPRINGDALE, Ark., Dec. 6 /PRNewswire/ -- Tyson Foods, Inc. (NYSE: TSN - news) announced today that the Company was unable to reach a definitive agreement related to the purchase of Tyson's wholly owned subsidiary, The Pork Group, Inc., by Smithfield Foods, Inc. (NYSE: SFD - news) of Smithfield, Virginia. Negotiations were mutually terminated because certain inherent operational characteristics of Tyson's Pork Group did not fit into Smithfield's expectations or long term plans. Tyson previously announced that the Company had recorded a loss on this anticipated sale in the fourth quarter of fiscal 1999 that ended October 2, 1999.
Tyson CEO Wayne Britt stated "Given the current outlook for future pork prices and the re-valuation of The Pork Group assets at year end, we believe this development should not have a significant financial impact for the fiscal year 2000. We will continue to explore all options related to our pork operations in an orderly fashion, which includes discussions with other potential buyers. In the meantime we will continue our normal business operations."
For further information, contact Tyson's Corporate Public Relations Manager, Ed Nicholson at (501) 290-7232, or Tyson's Director of Investor Relations, Louis Gottsponer, at (501) 290-4826.
This press release contains forward-looking statements based upon management's current views and assumptions. Actual events may differ based upon various risks and uncertainties, including, but not limited to, market conditions for swine, general industry and economic conditions as well as the risks detailed from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission, including the Company's 1998 Annual Report on Form 10-K.